January 14, 2009 – For Immediate Release

Fieldpoint Petroleum Corporation, to Commence Exchange Offer for Basic Earth Science Systems, Inc.

CEDAR PARK, TEXAS, January 14, 2009. Fieldpoint Petroleum Corporation (AMEX:  FPP) today announced that it will commence an exchange offer for a minimum of 51% and a maximum of 100% of the outstanding shares of common stock of Basic Earth Science Systems, Inc. (OTC Bulletin Board: BSIC.OB). The exchange ratio will be one share of Fieldpoint common stock for every two (2) shares of Basic common stock.

On January 13, 2009, the closing price of a share of Fieldpoint common stock was $2.92 and the closing price of a share of Basic common stock was $0.65. Based on these closing prices, the exchange ratio for the offer represents a value of $1.46 per share of Basic common stock, an $0.81 per share (125%) premium over the market price.

The exchange offer will be conditioned upon, among other things, a registration statement for the issuance of Fieldpoint shares in the exchange offer being declared effective by the Securities and Exchange Commission; at least 51% of Basic’s shares being validly tendered in the exchange offer and not withdrawn; the expiration or termination of any waiting periods under applicable antitrust laws; receipt of any required consents under the terms of Basic’s debt agreements, and listing of the Fieldpoint stock to be issued in the exchange on the AMEX. The complete terms and conditions of the exchange offer will be set forth in the registration statement and other offering documents to be filed by Fieldpoint with the Securities and Exchange Commission.

This press release is for informational purposes only and is neither an offer to sell nor a solicitation of an offer to buy any securities. Any exchange offer will be made only through a registration statement and related materials. In connection with the exchange offer, Fieldpoint will file a registration statement on Form S-4 (containing a prospectus) with the Securities and Exchange Commission. Investors and stockholders of Basic are advised to read this registration statement and other disclosure materials, when they become available, carefully because they will contain important information about Fieldpoint, Basic and the exchange offer. Investors and stockholders of Basic may obtain a free copy of the disclosure materials and other documents to be filed by Fieldpoint with the Securities and Exchange Commission at the SEC’s website, www.sec.gov . A free copy of the disclosure materials and other documents of Fieldpoint may also be obtained from Fieldpoint by requesting them from the President, Fieldpoint Petroleum Corporation, 1703 Edelweiss Drive, Cedar Park, Texas  78613  (telephone 512-250-8692).

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com